Exhibit 99.1

April 5, 2016

Mr. Robert Liess

Mr. David Pohl

Mr. Steve Rule

Mr. Elie Khalifie

Mr. Gary Herick

Michael Littman Corporate Counsel

Canna Pharma Rx

4029 Gilbert Avenue

Dallas, Texas 75219

Dear CannaPharma Rx Board of Directors,Officers, and to whom this may concern -

Please accept my resignation as Interim President of CannaPharma Rx and EVP of Professional Services. I have not received any compensation since October 3rd of 2015 exceeding $60,000 and I have not received any compensation in return for secured loans of $13, 873.73 made to CannaPharmaRx.

I agreed to serve on an Interim basis while we sought to gain new resources for the company to complete its mission. At that time I suggested we would look at our probabilities on a 30-60 and 90 day basis. The first of April approximates our 90 day ceiling. Over the past 90 days I have supported all of our efforts on a time and quite honestly on an expense basis. We have not been able to gain new funds and we have a list of overwhelming liabilities. So I reluctantly suggest that we consider delisting and dissolution of the company.

I look forward to receiving my secured payment of $13,873.73. We will need to make plans to change the address and phone number of the company as it now comes to my personal office and phone line. We will also need to transfer the bank account etc. I will stay involved but cannot continue as the Interim President. Gary Herick has volunteered to be interim as we go though this difficult phase. Please feel free to use me as a resource as you continue to pursue your strategic plans.

Sincerely,

/s/ Jim Smeeding

Jim Smeeding

Cc: Gary Herick

Mathew Sherwood